As filed with the Securities and Exchange Commission on December 22, 2006.
Registration No. 333-138579

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HFF, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	6500	51-0610340
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

429 Fourth Avenue
Suite 200
Pittsburgh, PA 15219
(412) 281-8714
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John H. Pelusi, Jr.
Chief Executive Officer
429 Fourth Avenue
Suite 200
Pittsburgh, PA 15219
(412) 281-8714
(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:

James A. Lebovitz, Esq. Brian D. Short, Esq. Dechert LLP 2929 Arch Street Philadelphia, PA 19104-2808 (215) 994-4000	Alan D. Schnitzer, Esq. Joshua Ford Bonnie, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 of HFF, Inc. is filed solely for the purpose of filing Exhibits 1.1, 3.1, 3.2, 10.3, 10.4, 10.5, 10.6 and 23.2 thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Registration Fee — Securities and Exchange Commission		$10,700
Listing Fee — New York Stock Exchange		*
Filing Fee — National Association of Securities Dealers		10,500
Fees and expenses of counsel		*
Printing expenses		*
Fees and expenses of accountants		*
Blue Sky Fees and expenses		*
Transfer Agent Fees and expenses		*
Miscellaneous expenses		*

Total	$	*

* To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors.

In connection with this offering, we will obtain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.

On November 2, 2006, the Registrant issued 1 share of the Registrant’s common stock, par value $0.01 per share, to Gregory R. Conley for $1.00. The issuance of such share of common stock was not registered under the Securities Act of 1933, as amended (the “Securities Act”), because the share was offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant
3.2	Form of Amended and Restated Bylaws of the Registrant
5.1	Opinion of Dechert LLP*
10.1	Form of Holliday Fenoglio Fowler, L.P. Partnership Agreement*
10.2	Form of HFF Securities L.P. Partnership Agreement*
10.3	Form of Tax Receivable Agreement
10.4	Form of Registration Rights Agreement
10.5	Form of Sale and Merger Agreement
10.6	Form of Employment Agreement for John H. Pelusi, Jr.
10.7	Form of Employment Agreement for Gregory R. Conley*
10.8	Form of Employment Agreement for Nancy O. Goodson*
10.9	HFF, Inc. 2006 Omnibus Incentive Compensation Plan*
21.1	Subsidiaries of the Registrant*
23.2	Consent of Dechert LLP (included as part of Exhibit 5.1)
23.3	Consent of George L. Miles, Jr., director nominee†
24.1	Power of Attorney†

*	To be filed by amendment.

†	Previously filed.

(b) Financial Statement Schedules

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on the 22nd day of December, 2006.

HFF, INC.

By:	/s/ John H. Pelusi, Jr.
Name: John H. Pelusi, Jr.
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of December, 2006.

	Signature	Title

/s/ Gregory R. Conley Gregory R. Conley		Chief Financial Officer (principal financial officer and principal accounting officer)

* John P. Fowler		Director and Executive Managing Director

* Mark D. Gibson		Director and Executive Managing Director

/s/ John H. Pelusi, Jr. John H. Pelusi, Jr.		Chief Executive Officer, Director and Executive Managing Director (principal executive officer)

* Joe B. Thornton, Jr.		Director and Executive Managing Director

* By	/s/ John H. Pelusi, Jr. Name: John H. Pelusi, Jr. Title: Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant
3.2	Form of Amended and Restated Bylaws of the Registrant
5.1	Opinion of Dechert LLP*
10.1	Form of Holliday Fenoglio Fowler, L.P. Partnership Agreement*
10.2	Form of HFF Securities L.P. Partnership Agreement*
10.3	Form of Tax Receivable Agreement
10.4	Form of Registration Rights Agreement
10.5	Form of Sale and Merger Agreement
10.6	Form of Employment Agreement for John H. Pelusi, Jr.
10.7	Form of Employment Agreement for Gregory R. Conley*
10.8	Form of Employment Agreement for Nancy Goodson*
10.9	HFF, Inc. 2006 Omnibus Incentive Compensation Plan*
21.1	Subsidiaries of the Registrant*
23.2	Consent of Dechert LLP (included as part of Exhibit 5.1)
23.3	Consent of George L. Miles, Jr., director nominee†
24.1	Power of Attorney†

*	To be filed by amendment.

†	Previously filed.